GUIZHOU XINGYE PHARMACEUTICAL CO. LTD.

FINANCIAL STATEMENTS

FOR YEARS ENDED JUNE 30, 2003 & 2004 AND
PERIODS ENDED SEPTEMBER 30, 2003 & 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
and Stockholders
Guizhou Yibai Xingye Pharmaceutical Co., Ltd.
Guizhou, People’s Republic of China

We have audited the accompanying balance sheets of Guizhou Yibai Xingye Pharmaceutical Co., Ltd. as of September 30, 2004 and 2003, and the related statements of operations, changes in stockholders' equity, and cash flows for the three months then ended, and the balance sheets as of June 30, 2004 and 2003, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2004 and 2003, and the results of its operations and its cash flows for the three months then ended, and as of June 30, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
Rochester, New York
January 6, 2005

GUIZHOU XINGYE PHARMACEUTICAL CO. LTD.
STATEMENTS OF OPERATIONS
FOR YEARS ENDED JUNE 30, 2003 & 2004 AND
PERIODS ENDED SEPTEMBER 30, 2003 & 2004

(All amounts in USD thousands unless otherwise stated)

	Years ended June 30,		Periods ended September 30,
	2003	2004	2003	2004

Net sales	922	792	165	360

Costs and expenses and other income
Cost of sales	310	309	48	104
Selling, general and administrative expenses	511	411	99	182
Loss on disposal of property	159	-	-	3

Operating (loss)/income	(58)	72	18	71

Interest expense, net	-	3	-	2

Other (expenses)/income, net	(2)	8	-	1

(loss)/income before income taxes	(60)	77	18	70

Income tax provision	(14)	16	3	17

Net (loss)/profit	(46)	61	15	53

Retained earnings
Beginning of year/period	67	21	21	82
End of year/period	21	82	36	135

GUIZHOU XINGYE PHARMACEUTICAL CO. LTD.
BALANCE SHEETS
AS OF JUNE 30, 2003 & 2004 AND
SEPTEMBER 30, 2003 & 2004

(All amounts in USD thousands unless otherwise stated)

	As of June 30,		As of September 30,
	2003	2004	2003	2004

Current assets
Cash and cash equivalents	95	8	16	94
Accounts receivable, net	279	319	246	267
Advance to suppliers	389	380	322	109
Other receivable, net	168	171	197	102
Inventories	394	528	431	479
Income tax receivable	14	1	14	-
Other current assets	-	7	-	4
Deferred tax asset	23	19	20	19

Total current assets	1,362	1,433	1,246	1,074

Property and equipment, net	44	181	182	241

Total assets	1,406	1,614	1,428	1,315

Current liabilities
Accounts payable	125	192	145	161
Advance from customer	23	45	24	127
Accrued income tax	-	-	-	15
Other current liabilities	896	954	882	536

Total current liabilities	1,044	1,191	1,051	839

Total liabilities	1,044	1,191	1,051	839

Shareholders’ equity
Paid-in capital	310	310	310	310
Reserves	31	31	31	31
Retained earnings	21	82	36	135

Total shareholders’ equity	362	423	377	476

Total liabilities and shareholders’ equity	1,406	1,614	1,428	1,315

GUIZHOU XINGYE PHARMACEUTICAL CO. LTD.
STATEMENT OF SHAREHOLDERS’ EQUITY
FOR YEARS ENDED JUNE 30, 2003 & 2004 AND
PERIODS ENDED SEPTEMBER 30, 2003 & 2004

(All amounts in USD thousands unless otherwise stated)

	Paid-in	Reserves		Retained Earnings	Total
	Capital	Capital Surplus	Surplus Reserve
		*Note	*Note

Balance June 30, 2002	310	3	28	67	408
Net (loss)				(46)	(46)

Balance June 30, 2003	310	3	28	21	362
Net income				15	15

Balance September 30, 2003	310	3	28	36	377
Net income				46	46

Balance June 30, 2004	310	3	28	82	423
Net income				53	53

Balance September 30, 2004	310	3	28	135	476

*Note: Capital surplus arose from exchange rate difference between the exchange rates stipulated by the People’s Bank of China at the date of capital insertion (USD1=Rmb8.48) and the balance sheet date (USD1=Rmb8.28). Surplus reserve represented enterprise expansion fund. According to the solution of board of directors, 10% of net profit under PRC GAAP for year 1998, 1999 and 2000 was appropriated as enterprise expansion fund.

GUIZHOU XINGYE PHARMACEUTICAL CO. LTD.
STATEMENT OF CASH FLOWS
FOR YEARS ENDED JUNE 30, 2003 & 2004 AND
PERIODS ENDED SEPTEMBER 30, 2003 & 2004

(All amounts in USD thousands unless otherwise stated)

	Years ended June 30,		Period ended September 30,
	2003	2004	2003	2004

Cash flows from operating activities:
Net (loss)/income	(46)	61	15	53
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation and amortization	15	30	4	9
Provision for doubtful accounts	31	17	(1)	(4)
Provision for inventories	-	17	-	2
Deferred income taxes	(14)	4	3	-
Loss on disposal of property and equipment	159	-	-	3
Changes in operating assets and liabilities:
Accounts receivable	(94)	(62)	36	51
Inventories	14	(150)	(37)	48
Other current assets	(327)	21	110	306
Accounts payable	(78)	67	20	(31)
Other current liabilities	27	75	(87)	(79)

Net cash (used in)/provided by operating activities	(313)	80	63	358

Cash flows from investing activities
Proceeds from sale of property and equipment	13	-	-	-
Purchase of property and equipment	(20)	(167)	(142)	(72)

Net cash used in investing activities	(7)	(167)	(142)	(72)

Cash flows from financing activities
Proceeds from short-term debts	382	-	-	-
Repayment of short-term debts	-	-	-	(200)

Net cash provided by/(used in) financing activities	382	-	-	(200)

Net increase/(decrease) in cash and cash equivalents	62	(87)	(79)	86
Cash and cash equivalents, beginning of year/period	33	95	95	8

Cash and cash equivalents, end of year/period	95	8	16	94

GUIZHOU XINGYE PHARMACEUTICAL CO. LTD.
NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED JUNE 30, 2003 & 2004 AND
PERIODS ENDED SEPTEMBER 30, 2003 & 2004

(All amounts in USD thousands unless otherwise stated)

1. Summary of Operations and Significant Accounting Policies:

Nature of Business

Guizhou Xingye Pharmaceutical Co. Ltd. (“the Company”) is a wholly owned foreign enterprise incorporated in Guizhou province of the People’s Republic of China (“the PRC”) on July 16, 1994 by IST VENTURES LIMITED. The Company has an approved operating period of 20 years. The registered capital is USD 310,000.

The Company is principally engaged in manufacture and sales of medicines, mainly including Naoningsu Capsule, Danlingxinshu Capsule, Lingzhi Capsule, Liuweimuxiang Capsule Gengyi Capsule, Anbianxilin Capsule, Piles Water, Piles Bolt, Antelope Rheum Capsule and Huichuanruyi Capsule, which were all approved by PRC State Food and Drug Administration (“SFDA”). The Company also gained the GMP certification issued by SFDA, which was required for pharmaceutical production in PRC. The Company’s revenues have all been generated in the PRC.

Foreign Currency Translation

The functional currency of the Company is Renminbi (Rmb). For financial reporting purpose the functional currency is translated into United States dollars (USD) at the exchange rates stipulated by the People’s Bank of China at the balance sheet date (June 30, 2003: USD1.00=Rmb8.28, June 30, 2004: USD1.00=Rmb8.28, September 30, 2004: USD1.00=Rmb8.28), except for the paid-in capital, which is at historic rate. Exchange differences arising from these translations are recorded in other comprehensive income.

Revenue Recognition

Revenue from the sale of goods is recognized when significant risks and rewards of ownership of the goods are transferred to the buyer, the Company retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold, and it is probable that the economic benefit associated with the transaction will flow to the Company and the relevant revenue and costs can be measured reliably.

GUIZHOU XINGYE PHARMACEUTICAL CO. LTD.
NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED JUNE 30, 2003 & 2004 AND
PERIODS ENDED SEPTEMBER 30, 2003 & 2004

(All amounts in USD thousands unless otherwise stated)

1. Summary of Operations and Significant Accounting Policies (Continued):

Cash and cash equivalents

Cash and cash equivalents consist of unrestricted cash accounts, that are not subject to withdrawal restrictions or penalties, and highly-liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

Supplemental cash flow information consisted of the following:

	Year ended June 30,		Period ended September 30,
	2003	2004	2003	2004

Cash paid for interest	-	3	-	2

Cash paid for income taxes, net	13	-	-	-

Receivables

Receivables are carried at original invoice amount less provision made for impairment of these receivables. A provision for impairment of receivables is established when there is an objective evidence that the Company will not be able to collect all amounts due according to the original terms of receivables. The amount of the provision is the difference between the carrying amount and the recoverable amount, being the present value of expected cash flows, discounted at the market rate of interest for similar borrowers.

Inventories

Inventories include raw materials, work in progress, finished goods and packaging materials, and are presented at the lower of cost and net realizable value.

Inventories are recorded at their cost on acquisition. Cost is determined using the moving average method. The cost of finished goods and work in progress comprise raw material, direct labor and an allocation of all production overhead expenditures incurred based on normal operating capacity.

GUIZHOU XINGYE PHARMACEUTICAL CO. LTD.
NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED JUNE 30, 2003 & 2004 AND
PERIODS ENDED SEPTEMBER 30, 2003 & 2004

(All amounts in USD thousands unless otherwise stated)

1. Summary of Operations and Significant Accounting Policies (Continued):

Inventories (Continued)

Provisions for declines in the value of inventories are determined on an item-by-item basis when the carrying value of the inventories is higher than their net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs to completion and estimated costs necessary to make the sale.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method to allocate the cost of the assets to their estimated residual values over their estimated useful lives. The estimated useful lives and estimated residual values expressed as a percentage of cost are as following:

	Estimated useful lives	Estimated residual value
Electronic equipment	5 years	0 - 5%
Machinery	5 - 10 years	5 - 10%
Tools	5 years	-
Vehicles	5 - 10 years	5%

Where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down immediately to its recoverable amount.

Repairs and maintenance are charged to the income statement during the financial period in which they are incurred. The cost of major renovations is included in the carrying amount of the asset when it is probable that future economic benefits in excess of the originally assessed standard of performance of the existing asset will flow to the Company. Major renovations are depreciated over the remaining useful life of the related assets.

Operating Leases

Leases where a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are charge to the income statement on a straight-line basis over the period of lease.

GUIZHOU XINGYE PHARMACEUTICAL CO. LTD.
NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED JUNE 30, 2003 & 2004 AND
PERIODS ENDED SEPTEMBER 30, 2003 & 2004

(All amounts in USD thousands unless otherwise stated)

1. Summary of Operations and Significant Accounting Policies (Continued):

Income taxes

Income taxes are computed using liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax return. In estimating future tax consequence, the Company generally considers all expected future events other than enactment of changes in tax law or rates. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recorded.

Employee benefits

Pursuant to the PRC laws and regulations, contributions to the basic social insurance including pension for the Company’s local staff are to be made monthly to a government agency based on 40.5% of the standard salary set by the provincial government, of which 29.5% is borne by the Company and the remainder 11% is borne by the staff. The government agency is responsible for the pension liabilities relating to such staff on their retirement. The Company accounts for these contributions on an accrual basis and charges the related contributions to income in the year to which the contributions related.

Concentration of Credit Risk

Statement of Financial Accounting Standards No.105, “Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk”, requires disclosure of information about financial instruments with off-balance-sheet risk and financial instruments with concentrations of credit risk. Financial instruments that subject the Company to concentrations of credit risk consist principally of accounts receivable, advance to suppliers and other receivables.

The Company’s clients are primarily pharmaceutical trading companies. One customer accounted for 37% of net sales in year ended June 30, 2003, 51% of net sales in year ended June 30, 2004 and 45% of net sales in period ended September 30, 2004. Except that client, no other clients accounted for more than 10% of the Company’s net sales. Receivable balance due from that client as of June 30, 2003 & 2004 and September 30, 2004 was nil, approximately USD146,000 and USD1,000 respectively, which represented 0%, 45.8% and 0.4% of the net accounts receivable balance respectively. Concentrations of credit risk with respect to accounts receivable are limited to a degree due to the large number of clients comprising the Company’s client base. The Company performs ongoing credit evaluations of client’s financial condition and, generally, does not require collateral. The Company maintains reserves for potential credit losses and these losses, in the aggregate, have historically not exceeded estimates.

GUIZHOU XINGYE PHARMACEUTICAL CO. LTD.
NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED JUNE 30, 2003 & 2004 AND
PERIODS ENDED SEPTEMBER 30, 2003 & 2004

(All amounts in USD thousands unless otherwise stated)

1. Summary of Operations and Significant Accounting Policies (Continued):

Loss on Disposal of Property

In November 2002, the Company disposed the land under construction with net book value of approximately USD172,000 in consideration of approximately USD13,000. Total loss on disposal of that property amounted to approximately USD159,000 was recorded as expense and separately shown on the statement of operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the report amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. Segment Information

No segment analysis is presented as the Company operates primarily in one single business segment, i.e. the sales of medicine, during the reporting periods.

No geographical analysis of operation results is provided as the Company’s operations are primarily carried out in the PRC.

3. Selling, General and Administrative Expenses:

	Years ended June 30,		Periods ended September 30,
	2003	2004	2003	2004

Depreciation	6	12	5	4
Provision for doubtful accounts	31	17	(1)	(4)
Provision for inventories	-	17	-	2
Staff cost	101	48	33	18
Others	373	317	62	162

	511	411	99	182

GUIZHOU XINGYE PHARMACEUTICAL CO. LTD.
NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED JUNE 30, 2003 & 2004 AND
PERIODS ENDED SEPTEMBER 30, 2003 & 2004

(All amounts in USD thousands unless otherwise stated)

4. Income Tax Provision:

PRC enterprise income tax is provided on the basis of the profit for statutory financial reporting purpose, adjusted for income and expenses items, which are assessable or deductible for income tax purpose. As the Company was establish in the west area of the PRC, the applicable enterprise income tax rate is 15%.

Details of taxation charged to the statement of operations during the reporting periods were as following:

	Years ended June 30,		Periods ended September 30,
	2003	2004	2003	2004

Provision for PRC income tax	-	12	-	17
Deferred tax (income)/expense resulting from operation loss	(9)	9	3	-
Deferred tax (income) resulting from provision for doubtful accounts	(5)	(3)	-	-
Deferred tax (income) resulting from provision for inventories	-	(2)	-	-

	(14)	16	3	17

5. Accounts Receivable, Net:

	June 30,		September 30,
	2003	2004	2003	2004

Accounts receivable	352	414	317	362
Less: provision for doubtful accounts	(73)	(95)	(71)	(95)

	279	319	246	267

GUIZHOU XINGYE PHARMACEUTICAL CO. LTD.
NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED JUNE 30, 2003 & 2004 AND
PERIODS ENDED SEPTEMBER 30, 2003 & 2004

(All amounts in USD thousands unless otherwise stated)

5. Accounts Receivable, Net (Continued):

Movement of provision for doubtful accounts:

	Year ended June 30,		Period Ended September 30,
	2003	2004	2003	2004

At beginning of year/period	42	73	73	95
Provision provided/(utilized) during the year/period	31	22	(2)	-

At end of year/period	73	95	71	95

6. Other Receivable, Net:

	June 30,		September 30,
	2003	2004	2003	2004

Other receivable	185	183	216	110
Less: provision for doubtful accounts	(17)	(12)	(19)	(8)

	168	171	197	102

Movement of provision for doubtful accounts:

	Year ended June 30,		Period Ended September 30,
	2003	2004	2003	2004

At beginning of year/period	17	17	17	12
Utilization during the year/period	-	(5)	2	(4)

At end of year/period	17	12	19	8

GUIZHOU XINGYE PHARMACEUTICAL CO. LTD.
NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED JUNE 30, 2003 & 2004 AND
PERIODS ENDED SEPTEMBER 30, 2003 & 2004

(All amounts in USD thousands unless otherwise stated)

7. Inventories:

	June 30,		September 30,
	2003	2004	2003	2004

Raw materials	44	103	70	78
Packaging materials	51	88	54	64
Work-in-progress	28	3	-	18
Finished goods	274	354	310	341

	397	548		501
Provision for obsolescence	(3)	(20)	(3)	(22)

	394	528	431	479

At the end of each year/period, inventories were stated at the lower of cost or net realizable value.

8. Deferred tax asset:

Deferred taxation is calculated in full on temporary differences under the liability method using an effective taxation rate of 15% for each year/period.

		Provisions for
	Operation Loss	Doubtful accounts	Inventories	Total

As of July 1, 2002	-	8	1	9
Credit to the statement of operations	9	5	-	14

As of June 30, 2003	9	13	1	23
Credit/(debit) to the statement of operations	(3)	-	-	(3)

As of September 30, 2003	6	13	1	20
Credit to the statement of operations	(6)	3	2	(1)

As of June 30, 2004	-	16	3	19
Credit to the statement of operations	-	-	-	-

As of September 30, 2004	-	16	3	19

GUIZHOU XINGYE PHARMACEUTICAL CO. LTD.
NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED JUNE 30, 2003 & 2004 AND
PERIODS ENDED SEPTEMBER 30, 2003 & 2004

(All amounts in USD thousands unless otherwise stated)

9. Property and Equipment:

	Electronic Equipment	Machinery	Tools	Vehicles	Total

Cost
As of July 1, 2002	9	55	10	53	127
Additions	8	5	-	5	18

As of June 30, 2003	17	60	10	58	145
Additions	24	90	-	53	167

As of June 30, 2004	41	150	10	111	312
Additions	30	42	-	-	72
Disposals	-	(23)	(6)	-	(29)

As of September 30, 2004	71	169	4	111	355

Accumulated depreciation
As of July 1, 2002	3	28	8	49	88
Additions	3	6	-	4	13

As of June 30, 2003	6	34	8	53	101
Additions	6	15	-	9	30

As of June 30, 2004	12	49	8	62	131
Additions	2	4	-	3	9
Disposals	-	(20)	(6)	-	(26)

As of September 30, 2004	14	33	2	65	114

Net book value
As of September 30, 2004	57	136	2	46	241
As of June 30, 2004	29	101	2	49	181
As of June 30, 2003	11	26	2	5	44
As of July 1, 2002	6	27	2	4	39

GUIZHOU XINGYE PHARMACEUTICAL CO. LTD.
NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED JUNE 30, 2003 & 2004 AND
PERIODS ENDED SEPTEMBER 30, 2003 & 2004

(All amounts in USD thousands unless otherwise stated)

10. Related Party Transactions:

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control of common significant influence.

There was no related party transaction recorded by the Company during the reporting periods.

11. Concentration of Risks:

(a)	Credit risk:

No assets carry a significant exposure to credit risk. (Note 1)

(b)	Interest rate risk:

The directors of the Company believe that the exposure to interest rate risk of financial assets and liabilities as of June 30, 2003 & 2004 and September 30, 2004 were minimum since their deviation from their respective fair values were not significant.

(c)	Currency risk:

Substantially all the revenue generating operations of the Company are transacted in Renminbi which is not freely convertible into foreign currencies. On January 1, 1994, the Mainland China government abolished the dual rate system and introduced single rate of exchange as quoted by the People’s Bank of China. However, the unification of the exchange rate does not imply free convertibility of Renminbi into foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorised to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other institution requires submitting a payment application from together with suppliers’ invoices, shipping documents and signed contracts.

12. Commitments and Contingencies:

(a)	Capital commitments

As of June 30, 2003 & 2004 and September 2004, there was no material capital commitment.

GUIZHOU XINGYE PHARMACEUTICAL CO. LTD.
NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED JUNE 30, 2003 & 2004 AND
PERIODS ENDED SEPTEMBER 30, 2003 & 2004

(All amounts in USD thousands unless otherwise stated)

12. Commitments and Contingencies (Continued):

(b)	Operating lease commitments

Total future minimum lease payments under non-cancellable operating leases were as follows:

	June 30,		September 30,
	2003	2004	2004

Plant

- Not more than 1 year	36	36	36
- More than 1 year but not more than 2 years	36	18	9
- More than 2 years but not more than 3 years	18	-	-

	90	54	45

(c)	Contingencies

The directors of the Company believe that there was no material contingency as of the reporting date.

13. Fair Value of Financial Instruments:

The carrying amount approximates fair value because of the short maturity of accounts receivable, other receivable, accounts payable and other accrued liabilities.